                                                                 Exhibit (a)(10)


                                                For further information contact:
                                                Claire Buchan, ext. 2150 (media)
                                               Bruce Duncan, ext. 2187 (analyst)

FOR IMMEDIATE RELEASE
---------------------
February 14, 1997


                        SERVICEMASTER ANNOUNCES AVERAGE
                        -------------------------------
           SERVICEMASTER SHARE PRICE IN THE BAREFOOT TENDER OFFER
           ------------------------------------------------------

     DOWNERS GROVE, Illinois--ServiceMaster (NYSE:SVM) and Barefoot Inc. (Nasdaq: BARE) today announced that the Average ServiceMaster Share Price pertaining to the pending tender offer for Barefoot Inc. stock is $25.40833. For Barefoot stockholders who elect to receive ServiceMaster shares in exchange for their Barefoot stock, the conversion ratio will be 0.62971 ServiceMaster share for each Barefoot share tendered. The Average ServiceMaster Share Price was determined by the 15-day average New York Stock Exchange composite tape closing price of ServiceMaster shares for the period ending February 13, 1997. The tender offer will close at midnight Eastern Standard Time on February 21, 1997.

     ServiceMaster serves more than 6 million customers in the United States and in 30 countries around the world, with annual customer level revenue of almost $5 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services, and two emerging units, ServiceMaster Diversified Health Services and International.


     ServiceMaster Consumer Services includes seven market-leading companies -- TruGreen-Chemlawn, Terminix, ServiceMaster Residential and Commercial Services, Merry Maids, American Home Shield, AmeriSpec and Furniture Medic--which operate through the ServiceMaster Quality Service Network of over 5,500 U.S. company-owned and franchised businesses.

     ServiceMaster Management Services has over 2,500 customers and is the leading facilities management company serving education, health care and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

     ServiceMaster Diversified Health Services provides a broad range of services to home health care, assisted living, subacute and long-term care markets, with more than 145 health care facilities under contract.

     ServiceMaster International includes both direct operations and a variety of license agreements in 30 foreign countries, which provide the broad range of the company's services.